ABAKAN INC.

NEWS RELEASE

ABAKAN INVESTS IN nanocomposite ceramic-metallic coatings TECHNOLOGY AND COMPLEtes PRIVATE PLACEMENT

December 14, 2009 – Miami, Florida – Abakan Inc. (ABKI.OB) is pleased to announce that it has entered into an investment agreement with MesoCoat, Inc., an Ohio based advanced nanocomposite ceramic-metallic (cermet) coatings company (“MesoCoat”) and Powdermet, Inc., its majority shareholder.

MesoCoat is building a diversified, patented product platform that consists of environmentally friendly coating compositions and breakthrough methods of applying coatings to large surface areas. MesoCoat was formed in 2007 to develop and commercialize its line of proprietary nanocomposite coating materials, and its fusion application technologies licensed from Oak Ridge National Laboratories.  Initially, MesoCoat is focusing on obtaining product certification to introduce its PComP™ nanocomposite cermet chrome replacement materials in the aerospace and oilfield service industries and MesoCoat’s CermaClad™ nanostructured metallurgically-bonded claddings into the oil and gas pipeline market. In the longer term, MesoCoat will introduce CermaClad™ into broader infrastructure and heavy industrial markets. MesoCoat’s products address both the needs of OEM manufacturers and facility owner-operators, as well as maintenance and repair organizations (MROs) in the infrastructure, transportation, oil and gas, construction, mining, utilities, and agricultural markets.

MesoCoat's suite of nano-enabled coating technologies offers vast performance, economic, and environmental advantages over today’s market-leading cladding and coating solutions to combat wear and corrosion in the world’s toughest environments.  MesoCoat's patented PComP™ nanocomposite cermet materials offer the combined advantages of higher performance, and greater toughness and durability at a lower installed cost than competing and emerging alternatives, and are also substantially less toxic than other options. MesoCoat’s patent pending CermaClad™ large area coatings and claddings provide metallurgically bonded coatings that can be applied at a fraction of the cost of the roll-bonded or weld clad products that they replace.

The investment agreement requires a series of investments over time the first of which has caused Abakan to acquire a non-controlling interest in MesoCoat. Additional investment amounts will increase Abakan’s holdings to a controlling interest. MesoCoat has previously benefited from investment by JumpStart Ventures, a Cleveland-based non-profit venture development organization.

The first investment amount will be paid from Abakan’s recently completed private placement of 4.6 million units at $0.50 per unit. Each unit is comprised of one (1) share of common stock and one half (½) share purchase warrant that entitles the holder to purchase one (1) additional common share in exchange for one (1) share purchase warrant for a period of two (2) years at a purchase price of $0.75 per share.

Robert Miller, Abakan’s chief executive officer, stated that “MesoCoat’s suite of products represent the rare combination of a technology that is cheaper to utilize, is longer lasting and environmentally superior to the products that it will replace. We are confident that these technologies will transform the economics of multiple industries while offering substantial social benefit.”

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Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 8-K. Abakan’s public filings may be viewed at www.sec.gov

Abakan Inc.

Contact:

Robert Miller     Chief Executive Officer
Phone:           (786) 206-5368
Email:           robert.miller@abakaninc.com

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